Exhibit 5.02

December 3, 2018

Board of Directors

Tonix Pharmaceuticals Holding Corp.

509 Madison Avenue, Suite 306

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to Tonix Pharmaceuticals Holding Corp., a Nevada corporation (the “Company”) in connection with the proposed issuance and sale by the Company of the following securities (collectively, the “Securities”), having an aggregate initial offering price of up to $20,700,000, as described in the Company’s Amendment No. 1 to Registration Statement on Form S-1 (File Number 333-227228) (as so amended, the “Registration Statement”) and the Prospectus contained therein (the “Prospectus”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”): (i) Class A Units (collectively, the “Class A Units”), each consisting of (x) one share (each, a “Common Share”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (y) a warrant (each, a “Warrant”) to purchase one-half of a share of Common Stock (each, a “Warrant Share”) issued pursuant to one or more warrant agreements (each, a “Warrant Agreement”); and (ii) Class B Units (collectively, the “Class B Units”), each consisting of (x) one share (each, a “Preferred Share”) of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), to be issued pursuant to the then-effective certificate of designation relating to the Series A Preferred Stock, which Preferred Shares are convertible into shares of Common Stock (collectively, the “Conversion Shares”) pursuant to the terms thereof and (y) Warrants to purchase up to such number of Warrant Shares as would have been issued in connection with such number of Class A Units having an aggregate offering price equal to the stated value of the Class B Units. This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced Securities, we have reviewed the Registration Statement, and Prospectus and the respective exhibits thereto. We have also reviewed such corporate documents and records of the Company, such certificates of public officials and officers of the Company and such other matters as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that, as set forth in a separate opinion delivered to the Company on the date hereof by Brownstein Hyatt Farber Schreck, LLP, special Nevada counsel to the Company, the Securities have been duly authorized and validly issued; and (v) the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

NEW YORK	PALO ALTO	NEW JERSEY	UTAH	WASHINGTON, D.C.	Lowenstein Sandler LLP

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when the Warrants are duly executed and delivered in the manner described in the Prospectus, such Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles.

The opinion set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to liability where such indemnification or contribution is contrary to public policy. We express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

Our opinion is limited to the laws of New York. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP

Lowenstein Sandler LLP